DESCRIPTION - Credit Agreement between Wells Fargo Bank and Auto-Graphics, Inc. dated May 12, 1997.

CREDIT AGREEMENT

THIS AGREEMENT is entered into as of May 12, 1997, by and between AUTO-GRAPHICS, INC., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITAL

Borrower has requested from Bank the credit accommodations described below (each, a "Credit" and collectively, the "Credits"), and Bank has agreed to provide the Credits to Borrower on the terms and conditions contained herein. NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
THE CREDITS

SECTION 1.1. LINE OF CREDIT.
(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 1, 1.999, not to exceed at any time the aggregate principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital. Borrower's obligation to repay advances under the Line of Credit shall he evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of the sum of eighty percent (80%) of the eligible accounts receivable of Borrower "Borrower's Borrowing Base") plus eighty percent (80%) of the eligible accounts receivable of A-G Canada Ltd., a Canadian corporation ("A-G Canada") which is a wholly-owned subsidiary of Borrower ("A-G Canada's Borrowing Base"). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require.

(i) Borrower's Borrowing Base. Borrower acknowledges that Borrower's Borrowing Base was established by Bank with the understanding that among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's, gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's a gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such dilution and/or establish additional reserves against Borrower's eligible accounts receivable. As used herein with respect to Borrower's Borrowing Base "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment or any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(A) any account which is past due more than twice Borrower's, standard selling terms;

(B) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(C) any account which represents an obligation of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which Bank's forms N-138 and N-139 been duly executed and acknowledged);

(D) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Saskatchewan or the Yukon Territory so long as, in Bank's determination, such Canadian jurisdictions recognize Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, and other than an account debtor located in any other Canadian province where Bank has obtained a perfected security interest of first priority pursuant to the applicable laws of such province;

(E) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(F) any account which represents an obligation of any account debtor when twenty-five percent (25%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (A) above;

(G) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five (25%) of Borrower's total accounts;

(H) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(ii) A-G Canada's Borrowing Base. Borrower acknowledges that A-G Canada's Borrowing Base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of A-G Canada's gross sales for said period. If such dilution of A-G Canada's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of A-G Canada's gross sales for said period, or if there at any time exists any other matters, events, conditions, or contingencies which Bank reasonably believes may affect payment of any portion of A-G Canada's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against A-G Canada's eligible accounts receivable. As used herein with respect to A-G Canada's Borrowing Base, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of A-G Canada's business, upon which A-G Canada's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(A) any account which is past due more than twice A-G Canada's standard selling terms;

(B) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(C) any account which represents an obligation of an account debtor located in a country other than Canada;

(D) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of A-G Canada;

(E) any account which represents an obligation of any account debtor when twenty-five percent (25%) or more of A-G Canada's accounts from such account debtor are not eligible pursuant to (A) above;

(F) that portion of any account from an account debtor which represents the amount by which A-G Canada's total accounts from said account debtor exceeds twenty-five percent (25%) of A-G Canada's total accounts;

(G) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory. (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. EQUIPMENT LINE OF CREDIT.
(a) Equipment Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 1, 1999, not to exceed at any time the aggregate principal amount of Three Million Dollars ($3,000,000.00) ("Equipment Line of Credit"), the proceeds of which shall be used to finance the purchase and/or development of equipment and software. Borrower's obligation to repay advances under the Equipment Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Equipment Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Each request for an advance under the Equipment Line of Credit shall be accompanied by Borrower's written statement as to the use of the proceeds of such advance. Advances under the Equipment Line of Credit shall not exceed eighty percent (80-%) of the purchase price of equipment and software developed by a person or entity other than Borrower, and shall not exceed eighty percent (80%) of the development cost of equipment and software developed by Borrower, in each case as evidenced by the invoices and/or expense reports therefor. Moreover, the aggregate amount of all advances under the Equipment Line of Credit which are to be used to finance the development cost of equipment and software developed by Borrower shall not exceed One Million Dollars ($1,000,000.00) during any given fiscal year.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Equipment Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Equipment Line of Credit Note; provided, however, that the total outstanding borrowings under the Equipment Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d) Option to Cancel and Amortize. Borrower shall have a one-time option during the term of the Equipment Line of Credit to cancel the Equipment Line of Credit and to amortize the principal balance then outstanding over a period of five (5) years, to be repaid in sixty (60) equal monthly installments, as set forth in the promissory note to be executed by Borrower upon the exercise of the option. Borrower may exercise this option at anytime during the term of the Equipment Line of Credit upon sending written notice thereof to Bank; provided, however, Borrower may not exercise this option if an Event of Default, or an event or act which with the giving of notice or the passage or time or both would constitute an Event of Default, has occurred and is continuing.

SECTION 1.3. TERM LOAN.
(a) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,0OO.00) ("Term Loan"), the proceeds of which shall be used by Borrower and/or contributed by Borrower to A-G Canada to finance the acquisition (the "ISM Acquisition") by Borrower and/or by A-G Canada of the assets of ISM Information Systems Management Manitoba Corporation pursuant to the terms of that certain Asset Purchase Agreement between A-G Canada and ISM Information Systems Management Manitoba Corporation to be dated as of June 1 1997 (the "Purchase Agreement"). Borrower's obligation to repay the Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit C attached hereto ("Term Note"), all terms of which are incorporated herein by this reference. Bank's commitment to grant the Term Loan shall terminate on June 30, 1997.

(c) Repayment. The principal amount of the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(d) Prepayment. Borrower may prepay principal on the Term Loan at any time, in any amount and without penalty.

SECTION 1.4 INTEREST/FEES.
(a) Interest. The outstanding principal balances of the Line of Credit, Equipment Line of Credit and the Term Loan shall bear interest at the rates of interest set forth in the Line of Credit Note, Equipment Line of Credit Note, and the Term Note (collectively, the "Notes").

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Notes.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-eighth percent (1/8%) per annum (computed on the basis of a 360 day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

SECTION 1.5 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each Credit by charging Borrower's demand deposit account with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.6. COLLATERATAL. As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment and all proceeds of the foregoing. As security for all indebtedness of Borrower to Bank subject hereto, on or before June 30, 1997, Borrower shall cause A-G Canada to grant to Bank security interests of first priority in all of A-G Canada's accounts receivable and other rights to payment, general intangibles, inventory, equipment and all proceeds of the foregoing. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

SECTION l.7. GUARRANTIES. All indebtedness of Borrower to Bank under the Term Loan shall be guaranteed by Robert S. Cope in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in jurisdictions in which such Qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material, adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated March 31, 1997, a true copy of which has beer, delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement -there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX.RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement indenture, contract or instrument to which Borrower is a party or by which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or remodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health-and safety statutes, and; any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any of the Credits is subject to the fulfillment to Bank's satisfaction of all of the following conditions: (a) Approval of Bank Counsel. All legal matters incidental to the granting of each of the Credits shall be satisfactory to Bank's counsel. (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed: (i) This Agreement and the Notes. (ii) Articles of Incorporation. (iii) Corporate Borrowing Resolution. (iv) Incumbency Certificate. (v) Security Agreement covering Equipment. (vi) Security Agreement covering Account Receivable and Inventory. (vii) UCC Financing Statement. (viii) Guaranty (ix) Such other documents as Bank may require under any other Section of this Agreement. And by June 30, 1977, Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed: (x) Third Party Security Agreement: All Accounts, Inventory, Equipment and Fixtures. (xi) Financing Statement or such other filings as may be required under Canadian law. (xii) Corporate Resolution authorizing endorsement and hypothecation of property. (xiii) Incumbency Certificate. (xiv) Such other documents as Bank may require under any other Section of this Agreement. (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor. (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsement in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions: (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist. (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

SECTION 3.3. SPECIAL CONDITION TO TERM LOAN. The obligation of Bank to make the Term Loan shall be subject to receipt by Bank of such assurances and/or evidence as Bank may require that concurrently with or prior to the funding of the Term Loan, the ISM Acquisition shall be or shall have been completed in compliance with all applicable laws, and that Borrower and/or A-G Canada shall acquire or shall have acquired the assets described in the Purchase Agreement free from any liens or claims of any person or entity except for "Permitted Encumbrances" as defined in the Purchase Agreement.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS Punctually pay all principal, interest, fees or other liability ties due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any of the Credits at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank: (a) not later than 120 days after and as of the end of each fiscal year, a audited consolidated financial statement of Borrower, prepared by an certified public accountant acceptable to Bank, to include a balance sheet, income statement and statement of cash flow and all footnotes; (b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower, prepared by Borrower, to include a balance sheet and income statement; (c) not later than 20 days after and as of the end of each month, a borrowing base certificate of Borrower and A-G
Canada, an aged listing of accounts receivable and accounts payable of Borrower and of A-G Canada, a reconciliation of accounts of Borrower and A-G Canada, and by March 31 of each year, a list of the names and addresses of Borrower's and A-G Canada's account debtors; (d) not later than 90 days after the end of each calendar year, a financial statement of each guarantor hereunder, prepared by such guarantor, to include all assets and liabilities, and within 15 days filing, but in no event later than each April 30th, copies of guarantor's filed federal income tax returns for such year; (e) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $100,000.00. SECTION 4.8. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 1997: (a) Current Ratio not at any time less than 1.10 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities. (b) Tangible Net Worth not at any time less than $2,500,000.00, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets. (c) Total Liabilities divided by Tangible Net Worth not at any time greater than 2.25 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets. (d) EBITDA Coverage Ratio not less than 2. 0 to 1. 0 as of each fiscal year end and as of the end of each fiscal quarter, on a rolling four-quarter basis, with "EBITDA" defined as net profit before tax plus interest expenses (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio"' defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt. (e) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

SECTION 4.9. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any, Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $100,000.00.

ARTICLE V

NEGATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's , prior or written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any of the Credits except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $2,000,000.00 (excluding U.S.$1,000,000.00 of the purchase price of the ISM
Acquisition).

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser or negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations or any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6. LOANS, ADVANCES, investmentS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding; provided, however, Borrower may repurchase its common stock for a purchase price not to exceed $100,000.00 in the aggregate during any given year, so long as no other term or provision of this Agreement would be violated after giving effect to any such repurchase.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement: (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any or the Loan Documents. (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made. (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence. (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any guarantor hereunder has incurred any debt or other liability to any person or entity, including Bank. (e) The filing of a notice of judgment lien against Borrower or any guarantor hereunder; or the recording or any abstract of judgment against Borrower or any guarantor hereunder in any county in which Borrower or such guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any guarantor hereunder; or the entry of a judgment against Borrower or any guarantor hereunder. (f) Borrower or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any guarantor hereunder, or Borrower or any such guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any such guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors. (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents. (h) The death or incapacity of any guarantor hereunder. The dissolution or liquidation or Borrower; or Borrower or any of its directors, stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower. (i) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credits and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or other wise affect any other or further exercise thereof or exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any Provision of this Agreement must be in writing delivered to each party at the following address: BORROWER: AUTO-GRAPHICS, INC. 3201 Temple Avenue Pomona, California 91768 BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION Regional Commercial Banking Office 9000 Flair Drive, Suite 100 El Monte, CA 91731 or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all- advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participation's in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any of the Credits, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this
Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such Prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation , any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

(b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with AAA the Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may me entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

(c) No Waiver; Provisional Remedies, Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent it jurisdiction before, after or during the pendency or any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

(d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses) . By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5, 000, COO shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

(e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitration's (i) the arbitrators shall not have power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

(f ) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                              WELLS FARGO BANK,
AUTO-GRAPHICS, INC.                           NATIONAL ASSOCIATION
By: Ss/Robert S. Cope                         By Ss/Kirk C. Smith
By: Robert S. Cope                            By: Kirk C. Smith
Title: President                              Title: Vice President